Exhibit 3.10

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF CALUMET OPERATING, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CALUMET OPERATING, LLC, a Delaware limited liability company (the “Company”), is adopted, executed and agreed to by the sole member of the Company, effective as of October 11, 2011.

1. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Sole Member”), is the sole member of the Company.

5. Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000.00 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Sole Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Sole Member.

7. Capital Accounts. A capital account shall be maintained for the Sole Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

8. Authority; Powers and Duties of the Sole Member. The Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement. The Sole Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

9. Election of Officers; Delegation of Authority. The Sole Member may, from time to time, designate one or more officers with such titles as may be designated by the Sole Member to act in the name of the Company with such authority as may be delegated to such officers by the Sole Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Sole Member. Any action taken by an Officer designated by the Sole Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

10. Dissolution. The Company shall dissolve and its affairs shall be wound up pursuant to a written instrument executed by the Sole Member at such time, if any, as the Sole Member may elect and at such time, if any, as the Company shall cease to have any members.

11. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT-OF-LAWS RULES).

12. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

(Remainder of page intentionally left blank. Signature page follows.)

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the date first written above.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P., a Delaware limited partnership

By:	CALUMET GP, LLC
its general partner

By:	/s/ R. Patrick Murray, II
Name: R. Patrick Murray, II
Title: Vice President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

CALUMET OPERATING, LLC